Exhibit 4(b)



                                        July 17, 2007

Bank of America, N.A., as Agent for the Lenders
100 Federal Street, 9th Floor
Boston, Massachusetts 02110

         Re: Senior Secured Revolving Credit Facility between, among others, Bank of America, N.A. and Rex Radio and Television, Inc.

Ladies and Gentlemen:

         Reference is hereby made to that certain Amended and Restated Loan Agreement dated as of September 14, 2004 (as amended, restated, supplemented, or otherwise modified from time to time, the "LOAN AGREEMENT"), by (i) Rex Radio and Television, Inc. (the "LEAD BORROWER"), for itself and the other Borrowers party thereto, (ii) the Borrowers party thereto, (iii) the Lenders party thereto, (iv) Bank of America, N.A., f/k/a Fleet Retail Group, Inc., as agent for the Lenders (in such capacity, the "AGENT"), and (v) KeyBank National Association, as Syndication Agent. All capitalized terms used herein but not defined herein shall have the meanings assigned to them in the Loan Agreement.

         The Lead Borrower hereby exercises its right under Section 3.01 of the Loan Agreement to permanently reduce the Revolving Credit Commitments by $40,000,000.00 such that the aggregate Revolving Credit Commitments following such reduction shall be $75,000,000.00. Such reduction shall be applied ratably to the Letter of Credit Sublimit, Revolving Credit Commitments of each Lender such that the resulting Revolving Credit Commitments and Revolving Credit Commitment Percentages of each Lender shall be as set forth in SCHEDULE I annexed hereto. The effective date of such reduction shall be July __, 2007.(1)

                                        Very truly yours,

                                        REX RADIO AND TELEVISION, INC.,  as Lead
                                        Borrower

                                        By:    /s/Douglas Bruggeman
                                               ---------------------------------
                                        Name:  Douglas Bruggeman
                                               ---------------------------------
                                        Title: Chief Financial Officer
                                               ---------------------------------


Acknowledged and accepted:

BANK OF AMERICA, N.A., as Agent

By:    /s/Peter Foley
       ------------------------
Name:  Peter Foley
Title: Vice President


-----------------------
(1) Such date shall be at least five (5) Business Days following the date of this letter.

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                                   SCHEDULE I

          Revolving Credit Commitments/Percentages Following Reduction

--------------------------------- --------------------- ------------------------
LENDER                            REVOLVING CREDIT      REVOLVING CREDIT
                                  COMMITMENT            COMMITMENT PERCENTAGE
--------------------------------- --------------------- ------------------------
Bank of America, N.A.             $29,347,826.08        39.13044%
--------------------------------- --------------------- ------------------------
National City Bank, Dayton        $16,304,347.83        21.73913%
--------------------------------- --------------------- ------------------------
KeyBank National Association      $16,304,347.83        21.73913%
--------------------------------- --------------------- ------------------------
JPMorgan Chase Bank, N.A.         $13,043,478.26        17.39131%
--------------------------------- --------------------- ------------------------
TOTAL                             $75,000,000.00        100%
--------------------------------- --------------------- ------------------------